Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Cardtronics, Inc.:
We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-149244 and No. 333-149245) of Cardtronics, Inc. of our reports dated March 12, 2009, with respect to the consolidated balance sheets of Cardtronics, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ (deficit) equity, comprehensive (loss) income, and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008 which appear in the December 31, 2008 annual report on Form 10-K of Cardtronics, Inc.
Our report with respect to the consolidated financial statements refers to a change in method of accounting in 2008 for fair value measurements of financial instruments. In addition, the Company changed its method of accounting for income tax uncertainties in 2007.
/s/ KPMG LLP
Houston, Texas
March 12, 2009